Exhibit 99.1

Emclaire Financial Corp. Completes Sale of Securities in U.S. Treasury Capital Purchase Program

EMLENTON, Pa.--(BUSINESS WIRE)--December 23, 2008--Emclaire Financial Corp. (OTCBB: EMCF), the parent holding company of The Farmers National Bank of Emlenton, announced that it has received $7.5 million in new capital under the U.S. Department of the Treasury’s Capital Purchase Program. The Corporation issued to the Treasury Department 7,500 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, with a liquidation preference of $1,000 per share, and a ten-year warrant to purchase up to 50,111 shares of the Corporation’s common stock at an initial exercise price of $22.45 per share.

“We are pleased to have been selected to participate in this voluntary program, which is an important recognition of the strength and financial health of Emclaire and Farmers National Bank,” said David L. Cox, Chairman, President and Chief Executive Officer. “The additional capital will enhance our capacity to serve the credit needs of both new and existing customers in our local markets. At September 30, 2008, we were well capitalized and will continue to be well capitalized following the addition of new capital through the Treasury program. Participation in this program should be beneficial for the customers, employees and shareholders of Emclaire and will supplement our current stable capital base and position us for continued prudent expansion.”

The preferred securities pay cumulative dividends of 5% a year for the first five years and 9% a year thereafter. After three years, the Corporation may, at its option, redeem the preferred securities at their liquidation preference plus accrued and unpaid dividends. The Corporation can only redeem the preferred securities during the first three years after issuance with the proceeds from a “qualified equity offering.” Both the preferred securities and the warrant will be accounted for as components of the Corporation’s regulatory Tier 1 capital.

Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community commercial bank headquartered in Emlenton, Pennsylvania, operating 12 full service offices in Venango, Butler, Clarion, Clearfield, Elk, Jefferson and Mercer Counties, Pennsylvania. For more information, visit the Corporation’s website at www.emclairefinancial.com.

Forward-looking Statements

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

CONTACT:
Emclaire Financial Corp.
David L. Cox, 724-867-2311
Chairman of the Board, President and
Chief Executive Officer